EXHIBIT 99.1
For release at 6:30 a.m.
Contact:
Shari Lovell, Director, Shareholder Services — 416.363.5059
Chad Rubin, Investor Relations Contact, The Trout Group LLC — 646.378.2947
Media contact:
Lauren Townsend, Spectrum Science Communications — 202.955.6222
DUSA’s LEVULAN® KERASTICK® RECEIVES MARKETING APPROVAL IN KOREA
Levulan® Approval in Korea Expands DUSA’s Global Market Reach
WILMINGTON, Mass. — (October 3, 2007) — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA), is pleased to announce that the Korea Food and Drug Administration (KFDA) has approved Levulan® Kerastick® for Photodynamic Therapy (PDT) for the treatment of actinic keratoses (AKs) through its marketing partner Daewoong Pharmaceutical Co., Ltd and its affiliate, DNC Daewoong Derma & Plastic Surgery Network Company (DNCompany). Having received approval, market launch is expected in the first quarter of 2008.
“The approval of Levulan in Korea is another important milestone for DUSA, which reinforces our strategy of gaining worldwide distribution of Levulan PDT in conjunction with strategic partners,” said Bob Doman, President and CEO of DUSA. “We were particularly impressed with how quickly Daewoong filed and gained regulatory approval in Korea. Daewoong, with an existing customer base of over 2,500 dermatologists and plastic surgeons, is well positioned to gain rapid penetration in the Asian markets.”
In early January 2007, DUSA entered into an exclusive marketing, distribution and supply agreement with Daewoong Pharmaceutical Co., Ltd and DNCompany. Under the terms of this collaborative agreement, DUSA will manufacture and supply Levulan, while Daewoong

Pharmaceutical Co., Ltd and DNCompany will market and distribute Levulan in 11 Asian countries, including Korea.
“The approval of Levulan in Korea is the beginning of a new opportunity for Daewoong and DNCompany to expand our dermatology products,” said Shin Hee Soo, CEO of DNCompany. “Korea is considered a pioneer market in skin care in Asia and the approval of Levulan in Korea will be seen as the first step of success in the Asian market. We have expectations that the product will be commercially available in 11 Asian countries, including China, where we have already begun the regulatory approval process.”
Currently, Levulan PDT is approved for sale in the U.S., Canada, several Latin American markets and now Korea.
About Actinic Keratoses
Actinic keratoses (AKs) are rough-textured, dry, scaly patches on the skin, caused by excessive exposure to ultraviolet (UV) light, such as sunlight. They are often referred to as “sun spots” and they occur most frequently on sun exposed areas such as the face, scalp, ears, neck, hands and arms. They form on the outermost layer of skin and they can range in color from skin toned to reddish brown. They can also range in size from as small as a pinhead to larger than a quarter.
About Levulan Photodynamic Therapy (PDT)
Levulan Photodynamic Therapy (PDT) is an advanced 2-step treatment for Grade 1 or Grade 2 actinic keratoses (AKs that have not yet become enlarged and thick) of the face or scalp. The treatment is unique because it uses a light activated drug therapy to selectively destroy AKs. The therapy consists of treatment with Levulan® Kerastick® Topical Solution, 20% followed by illumination with a blue light source.

About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of Grade 1 or Grade 2 actinic keratoses of the face or scalp, and is being studied for the treatment of acne. DUSA’s other dermatology products include ClindaReach™, Nicomide® and the AVAR® line. DUSA is also researching additional indications for internal uses of Levulan PDT. DUSA is based in Wilmington, MA. Please visit the company’s website at www.dusapharma.com for more information.
About Daewoong Pharmaceutical Co., Ltd.
Established in 1945, Daewoong Pharmaceutical Co., Ltd. has the largest prescription drug sales in Korea and envisions itself to become a top 50 global healthcare company by 2010. Daewoong has maintained a steady growth rate in the double digits and has paid surplus dividends for the last 40 years. In addition to its product portfolio, which includes 10 blockbuster products, Daewoong has built strong core competency for new drug development and has cultivated a cooperative culture for collaboration with global partners. In the future, Daewoong will expand its global business with its foreign branches and global partners and become a global healthcare group which contributes to improving the quality of life for people worldwide.
About DNCompany
DNCompany was established in 2001 as Daewoong’s affiliate to specialize in the marketing of products in the Asian dermatology and beauty markets.

Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to expectations for launch in the first quarter of 2008, manufacture and supply by DUSA, marketing and distribution by Daewoong, perceptions of success in the market, expectations for commercialization in 11 Asian countries. Furthermore, the factors that may cause differing results include the ability to penetrate the market, the regulatory process, sufficient funding, maintenance of DUSA’s patent portfolio, reliance on third parties, and other risks identified in DUSA’s SEC filings from time to time.
# # #

4